Exhibit 4.259

/Emblem of the Russian Federation/

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 104893 dated February 16, 2013

For Rendering

local, international and intercity phone communication service

This License is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Tax Identification Number (TIN)

7740000076

Location address (place of residence):

4,Marksistskaya Str., Moscow,109147

The territory covered by telecommunications services is specified in the Appendix.

This License is granted for a term:

until February 16, 2020

This License is granted by decision of the licensing body - Order dated November 13, 2012 No. 1186

Appendix being an integral part of this License is executed on 4 sheets.

Deputy Head	/signature/ O. A. Ivanov

Stamp here

Official seal:
MINISTRY OF TELECOM AND MASS
COMMUNICATIONS
OF THE RUSSIAN FEDERATION
FEDERAL SERVICE FOR SUPERVISION
IN THE SPHERE
OF COMMUNICATIONS, INFORMATION
TECHNOLOGY
AND MASS MEDIA
PSRN 1087746736296

CN 040658

Appendix to License No. 104893**

License Requirements

1.              Public Joint Stock Company Mobile TeleSystems (Licensee) shall observe the term of this License.

Abbreviated name:

MTS PJSC

PSRN 1027700149124	TIN 7740000076

Location address:

4,Marksistskaya Str., Moscow, 109147

2.                 The Licensee shall commence provision of telecommunications services under this License on or before February 16, 2013.

3.                 The Licensee shall provide telecommunications services under this License only within the entire territory of the Russian Federation.

Provision of international and long-distance telephone communication services in accordance with this License shall only be permitted after commissioning of the international and long-distance telephone communication network of the Licensee in all constituent entities of the Russian Federation.

4.                 Under this License, the Licensee shall provide a subscriber and/or user* with:

a)                long-distance telephone connections for:

transmission of voice information;

transmission of facsimile messages;

transmission of data;

b)                international telephone connections for:

transmission of voice information;

transmission of facsimile messages;

transmission of data;

c)            access to the information inquiry support system.

5.                           The Licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

The Licensee shall freely and round the clock provide the following information and reference services:

1)                                 Issue of a certificate on an area code of a settlement, on an international code of a country and a foreign settlement, on rates for services of long-distance and international telephone communications, on status of a subscriber’s account, on time difference with the called settlement, on the procedure for using automatic long-distance and international telephone communications and on phone numbers of operator’s services to order a long-distance and international telephone connection with the help of a telephone operator;

2)                          Reception of information on a technical fault preventing usage of telephone communication services.

The Licensee may not refuse to execute an agreement on provision of long-distance and international telephone communication services to a subscriber and/or user of a local telephone communication network operator.

The Licensee shall, within time not exceeding 1 month from the date of receiving a code of communication network selection, publish in mass media a message on the start of provision of relevant communication services by this communication provider and a code of communication network selection allocated to it. Besides, the Licensee shall provide for such publication in all constituent entities of the Russian Federation.

6.                           When providing telecommunications services, the Licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the Licensee’s long-distance and international telephone network to the public telecommunications network, connection to the Licensee’s long-distance and international telephone network(s) of other telecommunications networks, recording and transmission of traffic in the Licensee’s long-distance and  international telephone network(s), recording and transmission of traffic from (to) telecommunications networks of other operators.

Communication hubs of long-distance and international telephone communication network of the Licensee shall be installed within the territory of the Russian Federation.

Transit international communication hubs of the long-distance and international telecommunication network of the Licensee are installed in at least two federal districts of the European part and in at least two federal districts of the Asian part of the Russian Federation. All transit international communication hubs of the long-distance and international telephone communication network of the Licensee shall be adjacent (connected to each other by a common communication line). Each transit international communication hub is adjacent to a communication hub (hubs) of a foreign state communication network.

In each federal district, a transit international communication hub is installed, which is connected by communication lines not using common transmission lines and physical circuits (independent communication lines) to at least two transit international communication hubs and being adjacent to six (one for each federal district) by transit international communication hubs. Besides, these seven transit international communication hubs are adjacent.

If in one federal district there are two and more transit international communication hubs, each of them is connected by independent communication lines to at least two transit international communication lines, one of which is installed in another federal district.

The Licensee shall establish points of connection to its long-distance and international telephone communication network in each constituent entity of the Russian Federation.

The Licensee’s long-distance and international telephone communication network shall be connected to all networks of fixed zonal telephone communication.

The Licensee shall provide services of connection to operators of long-distance and international telephone communication networks, operators of zonal telephone communication networks. When providing connection services, the Licensee shall provide the capability of sending traffic between networks of zonal telephone communication, functioning in various entities of the Russian Federation, and also between networks of zonal telephone communication and public communication networks of foreign states.

The Licensee in accordance with the selection of the operator intending to obtain connection services and traffic throughput services, shall provide for interaction of its long-distance and international telephone communications network to the network of such operator, either using a channel switching technology or information packet switching technology.

7.                   This License has been granted based on the results of consideration of the application for extension of the License No. 87176 dated February 16, 2006, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the Licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8.                   When providing telecommunications services under this License, the radio-frequency spectrum is not used.

9.                   The Licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10.            The Licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.            The Licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this License, other services technologically closely related to services of long-distance and international telephone communications services and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This License has been granted within extension of the License No. 87176 dated February 16, 2006.

Numbered, bound and sealed
5 (five) page(s).

Head of the Department for Radio Frequency Assignment Registers and Licenses in the Field of Telecommunications

/Signature/ I.Yu. Zavidnaya

November 26, 2012

Official seal:

MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION
FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA
PSRN 1087746736296

073776